                                BARRINGTON PLACE
                               28670 DETROIT ROAD
                                 WESTLAKE, OHIO

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 2, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

                                                                   JUNE 30, 2003

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: BARRINGTON PLACE
    28670 DETROIT ROAD
    WESTLAKE, CUYAHOGA COUNTY, OHIO

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 164 units with a total of 146,478 square feet of rentable area. The improvements were built in 1988. The improvements are situated on 9.149977 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 96% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
BARRINGTON PLACE, WESTLAKE, OHIO

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 2, 2003 is:

                                                 ($9,400,000)

                                          Respectfully submitted,
                                          AMERICAN APPRAISAL ASSOCIATES, INC.

                                          -s- Brian Johnson
June 30, 2003                             Brian Johnson, MAI
#053272                                   Managing Principal, Real Estate Group

Report By:
Richard Mupo

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
BARRINGTON PLACE, WESTLAKE, OHIO

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary......................................................     4
Introduction...........................................................     9
Area Analysis..........................................................    11
Market Analysis........................................................    14
Site Analysis..........................................................    16
Improvement Analysis...................................................    16
Highest and Best Use...................................................    17

                                   VALUATION

Valuation Procedure....................................................    18
Sales Comparison Approach..............................................    20
Income Capitalization Approach.........................................    26
Reconciliation and Conclusion..........................................    38

                                    ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
BARRINGTON PLACE, WESTLAKE, OHIO

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:              Barrington Place
LOCATION:                   28670 Detroit Road
                            Westlake, Ohio

INTENDED USE OF ASSIGNMENT: Court Settlement
PURPOSE OF APPRAISAL:       "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:         Fee simple estate

DATE OF VALUE:              May 2, 2003
DATE OF REPORT:             June 30, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
    Size:                   9.149977 acres, or 398,573 square feet
    Assessor Parcel No.:    212-12-002
    Floodplain:             Community Panel No. 390136-002C (January 16, 1980)
                            Flood Zone C, an area outside the floodplain.
    Zoning:                 R-MF-24 (Multi-Family Residential)

BUILDING:
    No. of Units:           164 Units
    Total NRA:              146,478 Square Feet
    Average Unit Size:      893 Square Feet
    Apartment Density:      17.9 units per acre
    Year Built:             1988

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION
-------------------------------------------------------------------------------
                                     Market Rent
                    Square       -------------------    Monthly        Annual
  Unit Type          Feet        Per Unit     Per SF     Income        Income
-------------------------------------------------------------------------------
1Br/1Ba - 1A10        662        $  659       $ 1.00    $ 13,180     $  158,160
1Br/1Ba - 1B10        730        $  709       $ 0.97    $ 19,852     $  238,224
1Br/1Ba - 1C10        740        $  709       $ 0.96    $  2,836     $   34,032
1Br/1Ba - 1D10        819        $  759       $ 0.93    $  6,072     $   72,864
2Br/1Ba - 2A10        819        $  789       $ 0.96    $ 10,257     $  123,084
2Br/1Ba - 2B10        937        $  819       $ 0.87    $ 25,389     $  304,668
                                              Total     $130,606     $1,567,272

OCCUPANCY:          96%
ECONOMIC LIFE:      45 Years
EFFECTIVE AGE:      10 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
BARRINGTON PLACE, WESTLAKE, OHIO

REMAINING ECONOMIC LIFE:         35 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                              SUBJECT PHOTOGRAPHS

[EXTERIOR - ENTRANCE AND LEASING OFFICE PICTURE]

[STREET SCENE - DETROIT ROAD EASTBOUND PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
BARRINGTON PLACE, WESTLAKE, OHIO

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
      As Vacant:                Hold for future multi-family development
      As Improved:              Continuation as its current use

METHOD OF VALUATION:            In this instance, the Sales Comparison and
                                Income Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
BARRINGTON PLACE, WESTLAKE, OHIO

PART TWO - ECONOMIC INDICATORS

                                                   Amount                  $/Unit
                                                   ------                  ------
INCOME CAPITALIZATION APPROACH
DIRECT CAPITALIZATION
Potential Rental Income                      $        1,567,272       $    9,557
Effective Gross Income                       $        1,523,163       $    9,288
Operating Expenses                           $          641,138       $    3,909             42.1% of EGI
Net Operating Income:                        $          845,125       $    5,153

Capitalization Rate                                        9.25%
DIRECT CAPITALIZATION VALUE                  $        9,000,000*      $   54,878 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                                         10 years
2002 Economic Vacancy                                         7%
Stabilized Vacancy & Collection Loss:                         7%
Lease-up / Stabilization Period                             N/A
Terminal Capitalization Rate                               9.75%
Discount Rate                                             11.00%
Selling Costs                                              2.00%
Growth Rates:
  Income                                                   3.00%
  Expenses:                                                3.00%
DISCOUNTED CASH FLOW VALUE                   $        9,400,000*      $   57,317 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE       $        9,200,000       $   56,098 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)         $60,000 to $64,929
  Range of Sales $/Unit (Adjusted)           $58,096 to $66,825
VALUE INDICATION - PRICE PER UNIT            $        9,700,000*      $   59,146 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales               5.32 to 6.89
  Selected EGIM for Subject                                6.25
  Subject's Projected EGI                    $        1,523,163
EGIM ANALYSIS CONCLUSION                     $        9,400,000*      $   57,317 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION             $        9,400,000*      $   57,317 / UNIT

RECONCILED SALES COMPARISON VALUE            $        9,500,000       $   57,927 / UNIT

--------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
BARRINGTON PLACE, WESTLAKE, OHIO

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                                $ 9,700,000
  NOI Per Unit                                  $ 9,400,000
  EGIM Multiplier                               $ 9,400,000
INDICATED VALUE BY SALES COMPARISON             $ 9,500,000        $ 57,927 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:                 $ 9,000,000
  Discounted Cash Flow Method:                  $ 9,400,000
INDICATED VALUE BY THE INCOME APPROACH          $ 9,200,000        $ 56,098 / UNIT


RECONCILED OVERALL VALUE CONCLUSION:            $ 9,400,000        $ 57,317 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                          INTRODUCTION PAGE 9
BARRINGTON PLACE, WESTLAKE, OHIO

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 28670 Detroit Road, Westlake, Cuyahoga County, Ohio. Westlake identifies it as 212-12-002.

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Richard Mupo on May 2, 2003. Brian Johnson, MAI has not made a personal inspection of the subject property. Richard Mupo performed the research, valuation analysis and wrote the report. Brian Johnson, MAI reviewed the report and concurs with the value. Brian Johnson, MAI and Richard Mupo have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 2, 2003. The date of the report is June 30, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
BARRINGTON PLACE, WESTLAKE, OHIO

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

         "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
       MARKETING PERIOD:    6 to 12 months
       EXPOSURE PERIOD:     6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in Westlake East Associates. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
BARRINGTON PLACE, WESTLAKE, OHIO

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Westlake, Ohio. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Dover Center Road
West   - Crocker Road
South  - Bassett Road
North  - Interstate Route 90

MAJOR EMPLOYERS

Major employers in the subject's area include EDS, Bonnie Bell, Eveready, and St. John's Westshore Hospital. The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
BARRINGTON PLACE, WESTLAKE, OHIO

                                NEIGHBORHOOD DEMOGRAPHICS
----------------------------------------------------------------------------------------
                                                    AREA
                                -------------------------------------------
CATEGORY                        1-MI. RADIUS   3-MI. RADIUS    5-MI. RADIUS      MSA
                                ------------   ------------    ------------   ----------
POPULATION TRENDS
Current Population                   8,916         53,129         137,229      1,572,971
5-Year Population                    9,475         54,479         140,243      1,660,843
% Change CY-5Y                         6.3%           2.5%            2.2%           5.6%
Annual Change CY-5Y                    1.3%           0.5%            0.4%           1.1%

HOUSEHOLDS
Current Households                   3,955         20,840          55,953        629,122
5-Year Projected Households          4,318         21,941          58,499        678,975
% Change CY - 5Y                       9.2%           5.3%            4.6%           7.9%
Annual Change CY-5Y                    1.8%           1.1%            0.9%           1.6%

INCOME TRENDS
Median Household Income          $  68,693      $  76,769       $  69,197     $   45,736
Per Capita Income                $  38,267      $  36,737       $  33,032     $   24,105
Average Household Income         $  83,983      $  92,593       $  81,012     $   60,267

Source: Demographics Now

The subject neighborhood's population is expected to show increases above that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                         HOUSING TRENDS
-----------------------------------------------------------------------------------------------
                                                           AREA
                                       ----------------------------------------------
CATEGORY                               1-MI. RADIUS      3-MI. RADIUS    5-MI. RADIUS      MSA
                                       ------------      ------------    ------------     -----
HOUSING TRENDS
% of Households Renting                   45.29%            17.82%          19.10%        35.12%
5-Year Projected % Renting                45.12%            18.50%          19.03%        34.33%

% of Households Owning                    48.12%            78.21%          77.14%        59.14%
5-Year Projected % Owning                 48.63%            77.67%          77.37%        60.33%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
BARRINGTON PLACE, WESTLAKE, OHIO

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:

North  - Highway (I-90)
South  - Residential
East   - Residential
West   - Residential (Hunters Chase Apartment Complex)

CONCLUSIONS

The subject is well located within the city of Westlake. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
BARRINGTON PLACE, WESTLAKE, OHIO

                                 MARKET ANALYSIS

The subject property is located in the city of Westlake in Cuyahoga County. The overall pace of development in the subject's market is more or less decreasing. The pace of development in the subject's submarket has essentially slowed to a crawl. According to a recent Reis apartment report, there have been no increases in inventory over the past three years. This has resulted in the market maintaining a reasonable level of competition among established projects and has kept occupancy rates at stabilized levels. The following table illustrates historical vacancy rates for the subject's market.

                          HISTORICAL VACANCY RATE
---------------------------------------------------------------------------
           Period                         Region                  Submarket
           ------                         ------                  ---------
Current (1Q03)                             7.1%                     6.6%
4Q02                                       7.0%                     5.8%
Previous 12 Months - Annualized            6.3%                     5.2%
Previous 3 Years - Annualized              5.2%                     4.2%

Source - REIS

Occupancy trends in the subject's market are stable. Historically speaking, the subject's submarket has outperformed the overall market. Occupancy rates have been on a decline since 2001 due to the local and national recessionary conditions. Adding downward pressure on occupancy are the historically low interest rates, which has prompted many tenants to purchase rather than rent. The Westlake submarket has generally outperformed the Cleveland market. Rent concessions are currently in use by most leasing managers, and will likely remain for the near future until economic conditions improve.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                         HISTORICAL AVERAGE RENT
---------------------------------------------------------------------
Period         Region       % Change        Submarket        % Change
------         ------       --------        ---------        --------
4Q01             N/A            -             $ 807                -
4Q02             N/A          N/A             $ 811              0.5%
1Q03             N/A          N/A             $ 808             -0.4%

Source - Reis

The following table illustrates a summary of the subject's competitive set.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
BARRINGTON PLACE, WESTLAKE, OHIO

                                       COMPETITIVE PROPERTIES
------------------------------------------------------------------------------------------------------
  No.             Property Name          Units     Ocpy.    Year Built        Proximity to subject
------       ----------------------      -----     -----    ----------    ----------------------------
R-1          Hunter's Chase               244       95%        1986       Adjacent to Subject Property
R-2          Remington                    283       95%        1991       1/4 Mile to the East
R-3          Sturbridge Square Apts       278       94%        1987       1/2 Mile to the West
R-4          Village in the Park          348       99%        1975       1/4 Mile to the East
Subject      Barrington Place             164       96%        1988

Rents have remained relatively flat over the past year. Additionally, available statistics indicate that the 3-year and 5-year average rate of growth for the subject's submarket has been basically flat at 0.3% and 1.1%, respectively. When accounting for current concessions, net effective rents are generally lower than they were from one year ago.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
BARRINGTON PLACE, WESTLAKE, OHIO

                              PROPERTY DESCRIPTION

SITE ANALYSIS
  Site Area                     9.149977 acres, or 398,573 square feet
  Shape                         Irregular
  Topography                    Rolling
  Utilities                     All necessary utilities are
                                available to the site.
  Soil Conditions               Stable
  Easements Affecting Site      None other than typical utility
                                easements
  Overall Site Appeal           Good
  Flood Zone:
    Community Panel             390136-002C, dated January 16, 1980
    Flood Zone                  Zone C
  Zoning                        R-MF-24, the subject improvements represent a
                                legal conforming use of the site.

REAL ESTATE TAXES

                            ASSESSED VALUE - 2002
                   -------------------------------------    TAX RATE /   PROPERTY
PARCEL NUMBER        LAND       BUILDING         TOTAL       MILL RATE    TAXES
-------------        ----       --------         -----       ---------    -----
212-12-002         $486,960    $2,737,910     $3,224,870      0.05312   $171,306

IMPROVEMENT ANALYSIS

 Year Built                 1988
 Number of Units            164
 Net Rentable Area          146,478 Square Feet

 Construction:
   Foundation               Reinforced concrete slab
   Frame                    Heavy or light wood
   Exterior Walls           Brick or masonry
   Roof                     Composition shingle over a wood truss structure
 Project Amenities          Amenities at the subject include a swimming pool,
                            tennis court, gym room, sauna, tanning bed, barbeque
                            equipment, meeting hall, business office,
                            and parking area.
 Unit Amenities             Individual unit amenities include a balcony,
                            fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, microwave dishwasher, water heater, garbage disposal, washer/dryer, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
BARRINGTON PLACE, WESTLAKE, OHIO

Unit Mix:

                                             Unit Area
  Unit Type           Number of Units        (Sq. Ft.)
--------------        ---------------        ---------
1Br/1Ba - 1A10              20                  662
1Br/1Ba - 1B10              28                  730
1Br/1Ba - 1C10               4                  740
1Br/1Ba - 1D10               8                  819
2Br/1Ba - 2A10              13                  819
2Br/1Ba - 2B10              31                  937

Overall Condition               Average
Effective Age                   10 years
Economic Life                   45 years
Remaining Economic Life         35 years
Deferred Maintenance            None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1988 and consist of a 164-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
BARRINGTON PLACE, WESTLAKE, OHIO

                              THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
BARRINGTON PLACE, WESTLAKE, OHIO

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
BARRINGTON PLACE, WESTLAKE, OHIO

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
BARRINGTON PLACE, WESTLAKE, OHIO

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                   COMPARABLE                  COMPARABLE
           DESCRIPTION                     SUBJECT                   I - 1                       I - 2
           -----------                     -------                   -----                       -----
  Property Name                   Barrington Place         The Arbors                 Remington Apts.
LOCATION:
  Address                         28670 Detroit Road       1575 Hunter's Chase Drive  27701 Detroit Road
  City, State                     Westlake, Ohio           Westlake, Ohio             Westlake, Ohio
  County                          Cuyahoga                 Cuyahoga                   Cuyahoga
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          146,478                  208,906                    252,309
  Year Built                      1988                     1986                       1991
  Number of Units                 164                      244                        283
  Unit Mix:                            Type         Total   Type         Total         Type        Total
                                  1Br/1Ba - 1A10     20    1Br/1Ba         50         1Br/1Ba       161
                                  1Br/1Ba - 1B10     28    1Br/1Ba w/Den   50         2Br/2Ba       122
                                  1Br/1Ba - 1C10      4    2Br/1Ba         72
                                  1Br/1Ba - 1D10      8    2Br/2Ba         72
                                  2Br/1Ba - 2A10     13
                                  2Br/1Ba - 2B10     31
                                  2Br/1Ba - 2C10      4
                                  2Br/2Ba - 2A20     44
                                  2Br/2Ba - 2B20     12

  Average Unit Size (SF)          893                      856                        892
  Land Area (Acre)                9.1500                   13.9500                    16.6340
  Density (Units/Acre)            17.9                     17.5                       17.0
  Parking Ratio (Spaces/Unit)     1.59                     1.75                       1.75
  Parking Type (Gr., Cov., etc.)  Garage, Open Covered     Open, Covered, Garage      Open, Covered, Garage
CONDITION:                        Good                     Good                       Good
APPEAL:                           Good                     Good                       Good
AMENITIES:
  Pool/Spa                        Yes/No                   Yes/Yes                    Yes/Yes
  Gym Room                        Yes                      Yes                        Yes
  Laundry Room                    No                       No                         No
  Secured Parking                 No                       No                         No
  Sport Courts                    Yes                      Yes                        Yes
  Washer/Dryer Connection         Yes                      Yes                        Yes
OCCUPANCY:                        96%                      95%                        95%
TRANSACTION DATA:
  Sale Date                                                October, 2002              December, 2001
  Sale Price ($)                                           $15,200,000                $18,375,000
  Grantor                                                  Prudential Insurance Co.   Metric Institutional
                                                                                      Apt Fund I
  Grantee                                                  WXZ Arbors LLC             Remongton OP&F, Inc.
  Sale Documentation                                       Doc # 200210300050         Doc # 200112190211
  Verification                                             Buyer                      Buyer
  Telephone Number                                         (440) 324-7322             (312) 527-5000
ESTIMATED PRO-FORMA:                                        Total $   $/Unit   $/SF     Total $   $/Unit   $/SF
  Potential Gross Income                                   $2,322,672 $9,519  $11.12  $3,160,980 $11,170 $12.53
  Vacancy/Credit Loss                                      $  116,134 $  476  $ 0.56  $  158,049 $   558 $ 0.63
  Effective Gross Income                                   $2,206,538 $9,043  $10.56  $3,002,931 $10,611 $11.90
  Operating Expenses                                       $  882,615 $3,617  $ 4.22  $1,201,172 $ 4,244 $ 4.76
  Net Operating Income                                     $1,323,923 $5,426  $ 6.34  $1,801,759 $ 6,367 $ 7.14
NOTES:                                                     This complex is adjacent   None
                                                           to the subject property.
                                                           It is presently called
                                                           Hunter's Chase.
  PRICE PER UNIT                                                   $62,295                      $64,929
  PRICE PER SQUARE FOOT                                            $ 72.76                      $ 72.83
  EXPENSE RATIO                                                       40.0%                        40.0%
  EGIM                                                                6.89                         6.12
  OVERALL CAP RATE                                                    8.71%                        9.81%
  Cap Rate based on Pro Forma or Actual Income?                   PRO FORMA                    PRO FORMA

                                                                  COMPARABLE                     COMPARABLE
           DESCRIPTION                                              I - 3                          I - 4
           -----------                                              -----                          -----
  Property Name                                            The Polo Club              Madison at Butternut Ridge
LOCATION:
  Address                                                  14400 Howe Road            5800 Great Northern Blvd
  City, State                                              Strongsville, Ohio         North Olmstead, Ohio
  County                                                   Cuyahoga                   Cuyahoga
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                                   256,587                    290,412
  Year Built                                               1990                       1992
  Number of Units                                          336                        261
  Unit Mix:                                                    Type      Total         Type        Total
                                                           1Br/1Ba        134         1Br/1Ba       102
                                                           2Br/1Ba         48         2Br/2Ba       139
                                                           2Br/2Ba        143         3Br/2Ba        20
                                                           2Br/2Ba w/Den   11

  Average Unit Size (SF)                                   764                        1,113
  Land Area (Acre)                                         25.3400                    29.3900
  Density (Units/Acre)                                     13.3                       8.9
  Parking Ratio (Spaces/Unit)                              2.17                       2.00
  Parking Type (Gr., Cov., etc.)                           Open, Covered, Garage      Open, Covered, Garage
CONDITION:                                                 Good                       Good
APPEAL:                                                    Good                       Good
AMENITIES:
  Pool/Spa                                                 Yes/No                     Yes/Yes
  Gym Room                                                 Yes                        Yes
  Laundry Room                                             No                         No
  Secured Parking                                          Yes                        Yes
  Sport Courts                                             Yes                        Yes
  Washer/Dryer Connection                                  Yes                        Yes
                                                                                      Clubhouse
OCCUPANCY:                                                 95%                        95%
TRANSACTION DATA:
  Sale Date                                                November, 2002             December, 2001
  Sale Price ($)                                           $20,160,000                $16,199,750
  Grantor                                                  Casa 94 LP                 Windsor at Butternut Ridge LP
  Grantee                                                  Polo Apartments LLC        Butternut Ridge Apt Assoc LLC
  Sale Documentation                                       Doc # 200211260791         Doc # 200112210028
  Verification                                             Buyer                      Buyer
  Telephone Number                                         (301) 592-1300             (215) 496-0400
ESTIMATED PRO-FORMA:                                        Total $   $/Unit  $/SF     Total $   $/Unit   $/SF
  Potential Gross Income                                   $3,274,896 $9,747 $12.76   $3,206,100 $12,284 $11.04
  Vacancy/Credit Loss                                      $  163,745 $  487 $ 0.64   $  160,305 $   614 $ 0.55
  Effective Gross Income                                   $3,111,151 $9,259 $12.13   $3,045,795 $11,670 $10.49
  Operating Expenses                                       $1,244,460 $3,704 $ 4.85   $1,370,608 $ 5,251 $ 4.72
  Net Operating Income                                     $1,866,691 $5,556 $ 7.28   $1,675,187 $ 6,418 $ 5.77
NOTES:                                                     None                       None
  PRICE PER UNIT                                                     $60,000                       $62,068
  PRICE PER SQUARE FOOT                                              $ 78.57                       $ 55.78
  EXPENSE RATIO                                                         40.0%                         45.0%
  EGIM                                                                  6.48                          5.32
  OVERALL CAP RATE                                                      9.26%                        10.34%
  Cap Rate based on Pro Forma or Actual Income?                      PRO FORMA                     PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
BARRINGTON PLACE, WESTLAKE, OHIO

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $60,000 to $64,929 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $58,096 to $66,825 per unit with a mean or average adjusted price of $62,285 per unit. The median adjusted price is $62,109 per unit. Based on the following analysis, we have concluded to a value of $60,000 per unit, which results in an "as is" value of $9,700,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
BARRINGTON PLACE, WESTLAKE, OHIO

SALES ADJUSTMENT GRID

                                                                COMPARABLE                  COMPARABLE
              DESCRIPTION                  SUBJECT                I - 1                       I - 2
              -----------                  -------                -----                       -----
  Property Name                      Barrington Place    The Arbors                  Remington Apts.
  Address                            28670 Detroit Road  1575 Hunter's Chase Drive   27701 Detroit Road
  City                               Westlake, Ohio      Westlake, Ohio              Westlake, Ohio
  Sale Date                                              October, 2002               December, 2001
  Sale Price ($)                                         $15,200,000                 $18,375,000
  Net Rentable Area (SF)             146,478             208,906                     252,309
  Number of Units                    164                 244                         283
  Price Per Unit                                         $62,295                     $64,929
  Year Built                         1988                1986                        1991
  Land Area (Acre)                   9.1500              13.9500                     16.6340
VALUE ADJUSTMENTS                       DESCRIPTION        DESCRIPTION         ADJ.    DESCRIPTION      ADJ.
  Property Rights Conveyed           Fee Simple Estate   Fee Simple Estate      0%   Fee Simple Estate   0%
  Financing                                              Cash To Seller         0%   Cash To Seller      0%
  Conditions of Sale                                     Arm's Length           0%   Arm's Length        0%
  Date of Sale (Time)                                    10-2002                2%   12-2001             4%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                               $63,230                      $67,527
  Location                                               Comparable             0%   Comparable          0%
  Number of Units                    164                 244                    0%   283                 5%
  Quality / Appeal                   Good                Comparable             0%   Comparable          0%
  Age / Condition                    1988                1986 / Good            0%   1991 / Good         0%
  Occupancy at Sale                  96%                 95%                    0%   95%                 0%
  Amenities                          Good                Superior              -5%   Superior           -5%
  Average Unit Size (SF)             893                 856                    0%   892                -5%
PHYSICAL ADJUSTMENT                                                            -5%                      -5%
FINAL ADJUSTED VALUE ($/UNIT)                                      $60,068                    $64,150

                                            COMPARABLE                COMPARABLE
              DESCRIPTION                     I - 3                     I - 4
              -----------                     -----                     -----
  Property Name                      The Polo Club            Madison at Butternut Bridge
  Address                            14400 Howe Road          5800 Great Northern Blvd
  City                               Strongsville, Ohio       North Olmstead, Ohio
  Sale Date                          November, 2002           December, 2001
  Sale Price ($)                     $20,160,000              $16,199,750
  Net Rentable Area (SF)             256,587                  290,412
  Number of Units                    336                      261
  Price Per Unit                     $60,000                  $62,068
  Year Built                         1990                     1992
  Land Area (Acre)                   25.3400                  29.3900
VALUE ADJUSTMENTS                      DESCRIPTION      ADJ.    DESCRIPTION          ADJ.
  Property Rights Conveyed           Fee Simple Estate   0%   Fee Simple Estate       0%
  Financing                          Cash To Seller      0%   Cash To Seller          0%
  Conditions of Sale                 Arm's Length        0%   Arm's Length            0%
  Date of Sale (Time)                11-2002             1%   12-2001                 4%
VALUE AFTER TRANS. ADJUST. ($/UNIT)          $60,750                     $64,551
  Location                           Comparable          0%   Comparable              0%
  Number of Units                    336                 5%   261                     0%
  Quality / Appeal                   Comparable          0%   Comparable              0%
  Age / Condition                    1990 / Good         0%   1992 / Good             0%
  Occupancy at Sale                  95%                 0%   95%                     0%
  Amenities                          Comparable          0%   Superior               -5%
  Average Unit Size (SF)             764                 5%   1,113                  -5%
PHYSICAL ADJUSTMENT                                      10%                        -10%
FINAL ADJUSTED VALUE ($/UNIT)                $66,825                     $58,096

SUMMARY

VALUE RANGE (PER UNIT)      $58,096 TO $66,825
MEAN (PER UNIT)             $62,285
MEDIAN (PER UNIT)           $62,109
VALUE CONCLUSION (PER UNIT) $60,000

VALUE OF IMPROVEMENT & MAIN SITE                $9,840,000
PV OF CONCESSIONS                              -$  106,000
VALUE INDICATED BY SALES COMPARISON
APPROACH                                        $9,734,000
ROUNDED                                         $9,700,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
BARRINGTON PLACE, WESTLAKE, OHIO

                             NOI PER UNIT COMPARISON

                              SALE PRICE                     NOI/      SUBJECT NOI
COMPARABLE       NO. OF       ----------                   --------   --------------  ADJUSTMENT     INDICATED
    NO.          UNITS        PRICE/UNIT    OAR            NOI/UNIT   SUBJ. NOI/UNIT    FACTOR       VALUE/UNIT
    ---          -----        ----------    ---            --------   --------------    ------       ----------
   I-1            244        $15,200,000    8.71%         $1,323,923    $845,125        0.950        $59,164
                             $    62,295                  $    5,426    $  5,153
   I-2            283        $18,375,000    9.81%         $1,801,759    $845,125        0.809        $52,554
                             $    64,929                  $    6,367    $  5,153
   I-3            336        $20,160,000    9.26%         $1,866,691    $845,125        0.928        $55,654
                             $    60,000                  $    5,556    $  5,153
   I-4            261        $16,199,750   10.34%         $1,675,187    $845,125        0.803        $49,834
                             $    62,068                  $    6,418    $  5,153

                     PRICE/UNIT                         VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT
----------------------------------------------------------------------------------------------------------
Low            High      Average          Median      Estimated Price Per Unit                 $   58,000
                                                                                               ----------
$49,834       $59,164   $54,301          $54,104      Number of Units                                 164

                                                      Value                                    $9,512,000
                                                      PV of Concessions                       -$  106,000
                                                                                               ----------
                                                      Value Based on NOI Analysis              $9,406,000
                                                                                  Rounded      $9,400,000

The adjusted sales indicate a range of value between $49,834 and $59,164 per unit, with an average of $54,301 per unit. Based on the subject's competitive position within the improved sales, a value of $58,000 per unit is estimated. This indicates an "as is" market value of $9,400,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
BARRINGTON PLACE, WESTLAKE, OHIO

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

----------------------------------------------------------------------------------------------
                     SALE PRICE
COMPARABLE  NO. OF   ----------     EFFECTIVE    OPERATING              SUBJECT
   NO.      UNITS    PRICE/UNIT   GROSS INCOME    EXPENSE     OER    PROJECTED OER     EGIM
----------------------------------------------------------------------------------------------
   I-1       244    $ 15,200,000  $ 2,206,538   $   882,615  40.00%                    6.89
                    $     62,295
   I-2       283    $ 18,375,000  $ 3,002,931   $ 1,201,172  40.00%                    6.12
                    $     64,929
                                                                        42.09%
   I-3       336    $ 20,160,000  $ 3,111,151   $ 1,244,460  40.00%                    6.48
                    $     60,000
   I-4       261    $ 16,199,750  $ 3,045,795   $ 1,370,608  45.00%                    5.32
                    $     62,068

                    EGIM                     VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES
----------------------------------------    ----------------------------------------------------
Low        High       Average    Median     Estimate EGIM                                   6.25
                                                                                   -------------
5.32       6.89        6.20       6.30      Subject EGI                            $   1,523,163

                                            Value                                  $   9,519,769
                                              PV of Concessions                   -$     106,000
                                                                                   -------------
                                            Value Based on EGIM Analysis           $   9,413,769
                                                                          Rounded  $   9,400,000

                                                         Value Per Unit            $      57,317

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 42.09% before reserves. The comparable sales indicate a range of expense ratios from 40.00% to 45.00%, while their EGIMs range from 5.32 to 6.89. Overall, we conclude to an EGIM of 6.25, which results in an "as is" value estimate in the EGIM Analysis of $9,400,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $9,500,000.

Price Per Unit                   $9,700,000
NOI Per Unit                     $9,400,000
EGIM Analysis                    $9,400,000

Sales Comparison Conclusion      $9,500,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
BARRINGTON PLACE, WESTLAKE, OHIO

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
BARRINGTON PLACE, WESTLAKE, OHIO

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                   Average
                 Unit Area    ------------------
  Unit Type      (Sq. Ft.)    Per Unit    Per SF    % Occupied
--------------------------------------------------------------
1Br/1Ba - 1A10     662        $  616      $ 0.93     100.0%
1Br/1Ba - 1B10     730        $  682      $ 0.93      96.4%
1Br/1Ba - 1C10     740        $  639      $ 0.86     100.0%
1Br/1Ba - 1D10     819        $  709      $ 0.87      87.5%
2Br/1Ba - 2A10     819        $  708      $ 0.86     100.0%
2Br/1Ba - 2B10     937        $  714      $ 0.76      96.8%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
BARRINGTON PLACE, WESTLAKE, OHIO

                                 RENT ANALYSIS

                                                                     COMPARABLE RENTS
                                                        -----------------------------------------
                                                           R-1      R-2        R-3         R-4
                                                        -----------------------------------------
                                                        Hunter's           Sturbridge  Village in
                                                         Chase   Remington Square Apts  the Park
                                                        -----------------------------------------
                                                                  COMPARISON TO SUBJECT
                                        SUBJECT SUBJECT -----------------------------------------
                         SUBJECT UNIT   ACTUAL  ASKING  Slightly Slightly
       DESCRIPTION           TYPE        RENT    RENT   Superior Superior    Similar    Inferior    MIN     MAX   MEDIAN AVERAGE
--------------------------------------------------------------------------------------------------------------------------------
Monthly Rent             1BR/1BA - 1A10 $   616         $   699             $    720     $   647  $   647 $   720 $  699 $   689
Unit Area (SF)                              662    662      676                  662         662      662     676    662     667
Monthly Rent Per Sq. Ft.                $  0.93         $  1.03             $   1.09     $  0.98  $  0.98 $  1.09 $ 1.03 $  1.03

Monthly Rent             1BR/1BA - 1B10 $   682                   $   773   $    750              $   750 $   773 $  762 $   762
Unit Area (SF)                              730    730                786        730                  730     786    758     758
Monthly Rent Per Sq. Ft.                $  0.93                   $  0.98   $   1.03              $  0.98 $  1.03 $ 1.01 $  1.01

Monthly Rent             1BR/1BA - 1C10 $   639                   $   739                         $   739 $   739 $  739 $   739
Unit Area (SF)                              740    740                696                             696     696    696     696
Monthly Rent Per Sq. Ft.                $  0.86                   $  1.06                         $  1.06 $  1.06 $ 1.06 $  1.06

Monthly Rent             1BR/1BA - 1D10 $   709         $   799             $    845              $   799 $   845 $  822 $   822
Unit Area (SF)                              819    819      841                  819                  819     841    830     830
Monthly Rent Per Sq. Ft.                $  0.87         $  0.95             $   1.03              $  0.95 $  1.03 $ 0.99 $  0.99

Monthly Rent             2BR/1BA - 2A10 $   708                             $    888     $   760  $   760 $   888 $  824 $   824
Unit Area (SF)                              819    819                           937         825      825     937    881     881
Monthly Rent Per Sq. Ft.                $  0.86                             $   0.95     $  0.92  $  0.92 $  0.95 $ 0.93 $  0.93

Monthly Rent             2BR/1BA - 2B10 $   714         $   809                                   $   809 $   809 $  809 $   809
Unit Area (SF)                              937    937      848                                       848     848    848     848
Monthly Rent Per Sq. Ft.                $  0.76         $  0.95                                   $  0.95 $  0.95 $ 0.95 $  0.95

Monthly Rent             2BR/1BA - 2C10 $   773                                          $  830   $   830 $   830 $  830 $   830
Unit Area (SF)                            1,015  1,015                                    1,050     1,050   1,050  1,050   1,050
Monthly Rent Per Sq. Ft.                $  0.76                                          $ 0.79   $  0.79 $  0.79 $ 0.79 $  0.79

Monthly Rent             2BR/2BA - 2A20 $   771         $   839   $   925   $    925              $   839 $   925 $  925 $   896
Unit Area (SF)                            1,044  1,044    1,000    1 ,014      1,028                1,000   1,028  1,014   1,014
Monthly Rent Per Sq. Ft.                $  0.74         $  0.84   $  0.91   $   0.90              $  0.84 $  0.91 $ 0.90 $  0.88

Monthly Rent             2BR/2BA - 2B20 $   899                   $ 1,029                         $ 1,029 $ 1,029 $1,029 $ 1,029
Unit Area (SF)                            1,133  1,133              1,102                           1,102   1,102  1,102   1,102
Monthly Rent Per Sq. Ft.                $  0.79                   $  0.93                         $  0.93 $  0.93 $ 0.93 $  0.93

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
BARRINGTON PLACE, WESTLAKE, OHIO

                         GROSS RENTAL INCOME PROJECTION

                                                  Market Rent
                                   Unit Area   -----------------    Monthly     Annual
  Unit Type      Number of Units   (Sq. Ft.)   Per Unit   Per SF    Income      Income
----------------------------------------------------------------------------------------
1Br/1Ba - 1A10        20              662       $  659    $ 1.00   $ 13,180   $  158,160
1Br/1Ba - 1B10        28              730       $  709    $ 0.97   $ 19,852   $  238,224
1Br/1Ba - 1C10         4              740       $  709    $ 0.96   $  2,836   $   34,032
1Br/1Ba - 1D10         8              819       $  759    $ 0.93   $  6,072   $   72,864
2Br/1Ba - 2A10        13              819       $  789    $ 0.96   $ 10,257   $  123,084
2Br/1Ba - 2B10        31              937       $  819    $ 0.87   $ 25,389   $  304,668
                                                          Total    $130,606   $1,567,272

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
BARRINGTON PLACE, WESTLAKE, OHIO

SUMMARY OF HISTORICAL INCOME & EXPENSES

                           FISCAL YEAR    2000    FISCAL YEAR     2001   FISCAL YEAR    2002    FISCAL YEAR    2003
                           ------------------------------------------------------------------------------------------
                                   ACTUAL                 ACTUAL                 ACTUAL           MANAGEMENT BUDGET
                           ------------------------------------------------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT     TOTAL     PER UNIT
---------------------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $ 1,617,177   $ 9,861  $ 1,390,195   $ 8,477  $ 1,531,849   $ 9,341  $ 1,538,553   $ 9,381

  Vacancy                  $   108,417   $   661  $   133,635   $   815  $    61,035   $   372  $    57,000   $   348
  Credit Loss/Concessions  $   101,910   $   621  $   140,650   $   858  $    49,742   $   303  $    63,600   $   388
                           ------------------------------------------------------------------------------------------
    Subtotal               $   210,327   $ 1,282  $   274,285   $ 1,672  $   110,777   $   675  $   120,600   $   735

  Laundry Income           $         0   $     0  $         0   $     0  $         0   $     0  $         0   $     0
  Garage Revenue           $         0   $     0  $         0   $     0  $         0   $     0  $         0   $     0
  Other Misc. Revenue      $    32,181   $   196  $    21,409   $   131  $    57,354   $   350  $    72,000   $   439
                           ------------------------------------------------------------------------------------------
    Subtotal Other Income  $    32,181   $   196  $    21,409   $   131  $    57,354   $   350  $    72,000   $   439

                           ------------------------------------------------------------------------------------------
Effective Gross Income     $ 1,439,031   $ 8,775  $ 1,137,319   $ 6,935  $ 1,478,426   $ 9,015  $ 1,489,953   $ 9,085

Operating Expenses
  Taxes                    $   167,013   $ 1,018  $   151,914   $   926  $   168,191   $ 1,026  $   193,777   $ 1,182
  Insurance                $    18,284   $   111  $    18,442   $   112  $    26,071   $   159  $    29,374   $   179
  Utilities                $    79,202   $   483  $    68,444   $   417  $    69,599   $   424  $    72,350   $   441
  Repair & Maintenance     $    29,233   $   178  $    19,051   $   116  $    12,238   $    75  $    14,352   $    88
  Cleaning                 $    54,777   $   334  $    42,182   $   257  $    40,900   $   249  $    44,500   $   271
  Landscaping              $         0   $     0  $         0   $     0  $         0   $     0  $         0   $     0
  Security                 $         0   $     0  $         0   $     0  $         0   $     0  $         0   $     0
  Marketing & Leasing      $    49,581   $   302  $    24,876   $   152  $    21,375   $   130  $    13,116   $    80
  General Administrative   $    32,121   $   196  $    25,741   $   157  $    22,191   $   135  $    22,956   $   140
  Management               $    77,279   $   471  $    66,033   $   403  $    77,738   $   474  $    74,214   $   453
  Miscellaneous            $   182,428   $ 1,112  $   165,246   $ 1,008  $   164,657   $ 1,004  $   174,768   $ 1,066
                           ------------------------------------------------------------------------------------------
Total Operating Expenses   $   689,918   $ 4,207  $   581,929   $ 3,548  $   602,960   $ 3,677  $   639,407   $ 3,899

  Reserves                 $         0   $     0  $         0   $     0  $         0   $     0  $         0   $     0
                           ------------------------------------------------------------------------------------------
Net Income                 $   749,113   $ 4,568  $   555,390   $ 3,387  $   875,466   $ 5,338  $   850,546   $ 5,186

                           ANNUALIZED     2003
                           ---------------------
                                 PROJECTION              AAA PROJECTION
                           ----------------------------------------------------
       DESCRIPTION            TOTAL     PER UNIT     TOTAL     PER UNIT     %
-------------------------------------------------------------------------------
Revenues
  Rental Income            $ 1,443,048   $ 8,799  $ 1,567,272   $ 9,557  100.0%

  Vacancy                  $    72,376   $   441  $    78,364   $   478    5.0%
  Credit Loss/Concessions  $    25,620   $   156  $    31,345   $   191    2.0%
                           ---------------------------------------------------
    Subtotal               $    97,996   $   598  $   109,709   $   669    7.0%

  Laundry Income           $         0   $     0  $         0   $     0    0.0%
  Garage Revenue           $         0   $     0  $         0   $     0    0.0%
  Other Misc. Revenue      $    63,952   $   390  $    65,600   $   400    4.2%
                           ---------------------------------------------------
    Subtotal Other Income  $    63,952   $   390  $    65,600   $   400    4.2%

                           ---------------------------------------------------
Effective Gross Income     $ 1,409,004   $ 8,591  $ 1,523,163   $ 9,288  100.0%

Operating Expenses
  Taxes                    $   178,044   $ 1,086  $   180,400   $ 1,100   11.8%
  Insurance                $    29,524   $   180  $    29,520   $   180    1.9%
  Utilities                $    85,228   $   520  $    72,160   $   440    4.7%
  Repair & Maintenance     $    53,532   $   326  $    16,400   $   100    1.1%
  Cleaning                 $    12,232   $    75  $    45,100   $   275    3.0%
  Landscaping              $         0   $     0  $         0   $     0    0.0%
  Security                 $         0   $     0  $         0   $     0    0.0%
  Marketing & Leasing      $    34,860   $   213  $    24,600   $   150    1.6%
  General Administrative   $    28,244   $   172  $    24,600   $   150    1.6%
  Management               $    52,364   $   319  $    76,158   $   464    5.0%
  Miscellaneous            $   185,336   $ 1,130  $   172,200   $ 1,050   11.3%
                           ---------------------------------------------------
Total Operating Expenses   $   659,364   $ 4,021  $   641,138   $ 3,909   42.1%

  Reserves                 $         0   $     0  $    36,900   $   225    5.8%
                           ---------------------------------------------------
Net Income                 $   749,640   $ 4,571  $   845,125   $ 5,153   55.5%

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
BARRINGTON PLACE, WESTLAKE, OHIO

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $225 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $225 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS

As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                 CAPITALIZATION RATES
           ----------------------------------
               GOING-IN           TERMINAL
           ----------------------------------
            LOW      HIGH      LOW      HIGH
           ----------------------------------
RANGE      6.00%    10.00%    7.00%    10.00%
AVERAGE         8.14%              8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
BARRINGTON PLACE, WESTLAKE, OHIO

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE   OCCUP.   PRICE/UNIT    OAR
----------------------------------------------------
  I-1        Oct-02      95%      $62,295      8.71%
  I-2        Dec-01      95%      $64,929      9.81%
  I-3        Nov-02      95%      $60,000      9.26%
  I-4        Dec-01      95%      $62,068     10.34%
  I-5        Jan-00       0%                    N/A
                                     High     10.34%
                                      Low      8.71%
                                  Average      9.53%

Based on this information, we have concluded the subject's overall capitalization rate should be 9.25%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 9.75%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 11.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 11.00% indicates a value of $9,400,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
BARRINGTON PLACE, WESTLAKE, OHIO

approximately 41% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 34
BARRINGTON PLACE, WESTLAKE, OHIO

DISCOUNTED CASH FLOW ANALYSIS

                                                            BARRINGTON PLACE
-------------------------------------------------------------------------------------------------------------------------------
               YEAR                    APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009     APR-2010
            FISCAL YEAR                   1            2            3            4            5            6            7
-------------------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,567,272   $1,567,272   $1,614,290   $1,662,719   $1,712,600   $1,763,978   $1,816,898

  Vacancy                             $   78,364   $   78,364   $   80,715   $   83,136   $   85,630   $   88,199   $   90,845
  Credit Loss                         $   31,345   $   31,345   $   32,286   $   33,254   $   34,252   $   35,280   $   36,338
  Concessions                         $   96,622   $   23,509   $        0   $        0   $        0   $        0   $        0
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
    Subtotal                          $  206,331   $  133,218   $  113,000   $  116,390   $  119,882   $  123,478   $  127,183

  Laundry Income                      $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $   65,600   $   65,600   $   67,568   $   69,595   $   71,683   $   73,833   $   76,048
                                      $   65,600   $   65,600   $   67,568   $   69,595   $   71,683   $   73,833   $   76,048
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
      Subtotal Other Income           $1,426,541   $1,499,654   $1,568,858   $1,615,924   $1,664,401   $1,714,333   $1,765,763

EFFECTIVE GROSS INCOME

OPERATING EXPENSES:
  Taxes                               $  180,400   $  185,812   $  191,386   $  197,128   $  203,042   $  209,133   $  215,407
  Insurance                           $   29,520   $   30,406   $   31,318   $   32,257   $   33,225   $   34,222   $   35,248
  Utilities                           $   72,160   $   74,325   $   76,555   $   78,851   $   81,217   $   83,653   $   86,163
  Repair & Maintenance                $   16,400   $   16,892   $   17,399   $   17,921   $   18,458   $   19,012   $   19,582
  Cleaning                            $   45,100   $   46,453   $   47,847   $   49,282   $   50,760   $   52,283   $   53,852
  Landscaping                         $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Security                            $        0   $        0   $        0   $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   24,600   $   25,338   $   26,098   $   26,881   $   27,688   $   28,518   $   29,374
  General Administrative              $   24,600   $   25,338   $   26,098   $   26,881   $   27,688   $   28,518   $   29,374
  Management                          $   71,327   $   74,983   $   78,443   $   80,796   $   83,220   $   85,717   $   88,288
  Miscellaneous                       $  172,200   $  177,366   $  182,687   $  188,168   $  193,813   $  199,627   $  205,616
                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
TOTAL OPERATING EXPENSES              $  636,307   $  656,912   $  677,830   $  698,165   $  719,110   $  740,683   $  762,904

  Reserves                            $   36,900   $   38,007   $   39,147   $   40,322   $   41,531   $   42,777   $   44,061

                                      ----------   ----------   ----------   ----------   ----------   ----------   ----------
NET OPERATING INCOME                  $  753,334   $  804,735   $  851,880   $  877,437   $  903,760   $  930,873   $  958,799

  Operating Expense Ratio (% of EGI)        44.6%        43.8%        43.2%        43.2%        43.2%        43.2%        43.2%
  Operating Expense Per Unit          $    3,880   $    4,006   $    4,133   $    4,257   $    4,385   $    4,516   $    4,652

                                  COLONY OF SPRINGDALE
---------------------------------------------------------------------------------------
               YEAR                    APR-2011     APR-2012     APR-2013     APR-2014
            FISCAL YEAR                   8             9           10           11
---------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,871,405   $1,927,547   $1,985,373   $2,044,934

  Vacancy                             $   93,570   $   96,377   $   99,269   $  102,247
  Credit Loss                         $   37,428   $   38,551   $   39,707   $   40,899
  Concessions                         $        0   $        0   $        0   $        0
                                      ----------   ----------   ----------   ----------
    Subtotal                          $  130,998   $  134,928   $  138,976   $  143,145

  Laundry Income                      $        0   $        0   $        0   $        0
  Garage Revenue                       $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $   78,330   $   80,680   $   83,100   $   85,593
                                      ----------   ----------   ----------   ----------
      Subtotal Other Income           $   78,330   $   80,680   $   83,100   $   85,593

                                      ----------   ----------   ----------   ----------
EFFECTIVE GROSS INCOME                $1,818,736   $1,873,298   $1,929,497   $1,987,382


OPERATING EXPENSES:
  Taxes                               $  221,869   $  228,525   $  235,381   $  242,443
  Insurance                           $   36,306   $   37,395   $   38,517   $   39,672
  Utilities                           $   88,748   $   91,410   $   94,152   $   96,977
  Repair & Maintenance                $   20,170   $   20,775   $   21,398   $   22,040
  Cleaning                            $   55,467   $   57,131   $   58,845   $   60,611
  Landscaping                         $        0   $        0   $        0   $        0
  Security                            $        0   $        0   $        0   $        0
  Marketing & Leasing                 $   30,255   $   31,163   $   32,097   $   33,060
  General Administrative              $   30,255   $   31,163   $   32,097   $   33,060
  Management                          $   90,937   $   93,665   $   96,475   $   99,369
  Miscellaneous                       $  211,784   $  218,138   $  224,682   $  231,422
                                      ----------   ----------   ----------   ----------
TOTAL OPERATING EXPENSES              $  785,791   $  809,365   $  833,646   $  858,655

  Reserves                            $   45,382   $   46,744   $   48,146   $   49,591

                                      ----------   ----------   ----------   ----------
NET OPERATING INCOME                  $  987,563   $1,017,190   $1,047,706   $1,079,137

  Operating Expense Ratio (% of EGI)        43.2%        43.2%        43.2%        43.2%
  Operating Expense Per Unit          $    4,791   $    4,935   $    5,083   $    5,236

                                                             Gross Residual Sale Price $11,068,069 Deferred Maintenance $         0
Estimated Stabilized NOI $845,125  Sales Expense Rate  2.00%    Less: Sales Expense    $   221,361 Add: Excess Land     $         0
                                                                                       -----------
Months to Stabilized           24  Discount Rate      11.00% Net Residual Sale Price   $10,846,707 Other Adjustments    $         0
                                                                                                                        -----------
Stabilized Occupancy         95.0% Terminal Cap Rate   9.75% PV of Reversion           $ 3,820,042 Value Indicated By
                                                             Add: NPV of NOI           $ 5,566,088   "DCF"              $ 9,386,130
                                                                                       -----------             Rounded  $ 9,400,000
                                                             PV Total                  $ 9,386,130

                          "DCF" VALUE SENSITIVITY TABLE

                                               DISCOUNT RATE
                   ----------------------------------------------------------------------
    TOTAL VALUE                 10.50%       10.75%       11.00%       11.25%       11.50%
                    9.25%  $9,914,053   $9,751,560   $9,592,619   $9,437,140   $9,285,037
                    9.50%  $9,803,198   $9,643,182   $9,486,657   $9,333,536   $9,183,732
TERMINAL CAP RATE   9.75%  $9,698,028   $9,540,362   $9,386,130   $9,235,245   $9,087,623
                   10.00%  $9,598,116   $9,442,683   $9,290,629   $9,141,868   $8,996,319
                   10.25%  $9,503,079   $9,349,769   $9,199,787   $9,053,047   $8,909,469

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 35
BARRINGTON PLACE, WESTLAKE, OHIO

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Due to softness in the market, concessions have been utilized at the subject property and within the market. Based on our discussions with the subject's property manager and those at competing properties, these concessions are expected to continue in the near term until the market returns to a stabilized level. Concessions have been included as a line item deduction within the discounted cash flow analysis. The present value of these concessions equates to $106,000 (rounded). This amount has been deducted from the Direct Capitalization analysis, as well as the Sales Comparison Approach value.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 9.25% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 36
BARRINGTON PLACE, WESTLAKE, OHIO

                                BARRINGTON PLACE

                                              TOTAL      PER SQ. FT.   PER UNIT   % OF EGI
------------------------------------------------------------------------------------------
REVENUE
  Base Rent                                 $1,567,272      $10.70      $ 9,557

  Less: Vacancy & Collection Loss   7.00%   $  109,709      $ 0.75      $   669

  Plus: Other Income
    Laundry Income                          $        0      $ 0.00      $     0    0.00%
    Garage Revenue                          $        0      $ 0.00      $     0    0.00%
    Other Misc. Revenue                     $   65,600      $ 0.45      $   400    4.31%
                                            ----------      ------      -------    ----
      Subtotal Other Income                 $   65,600      $ 0.45      $   400    4.31%

EFFECTIVE GROSS INCOME                      $1,523,163      $10.40      $ 9,288

OPERATING EXPENSES:
  Taxes                                     $  180,400      $ 1.23      $ 1,100   11.84%
  Insurance                                 $   29,520      $ 0.20      $   180    1.94%
  Utilities                                 $   72,160      $ 0.49      $   440    4.74%
  Repair & Maintenance                      $   16,400      $ 0.11      $   100    1.08%
  Cleaning                                  $   45,100      $ 0.31      $   275    2.96%
  Landscaping                               $        0      $ 0.00      $     0    0.00%
  Security                                  $        0      $ 0.00      $     0    0.00%
  Marketing & Leasing                       $   24,600      $ 0.17      $   150    1.62%
  General Administrative                    $   24,600      $ 0.17      $   150    1.62%
  Management                        5.00%   $   76,158      $ 0.52      $   464    5.00%
  Miscellaneous                             $  172,200      $ 1.18      $ 1,050   11.31%

TOTAL OPERATING EXPENSES                    $  641,138      $ 4.38      $ 3,909   42.09%

  Reserves                                  $   36,900      $ 0.25      $   225    2.42%
                                            ----------      ------      -------   -----
NET OPERATING INCOME                        $  845,125      $ 5.77      $ 5,153   55.48%
                                            ==========      ======      =======   =====
"GOING IN" CAPITALIZATION RATE                    9.25%

VALUE INDICATION                            $9,136,484      $62.37      $55,710

PV OF CONCESSIONS                          ($  106,000)

"AS IS" VALUE INDICATION
  (DIRECT CAPITALIZATION APPROACH)          $9,030,484

                           ROUNDED          $9,000,000      $61.44      $54,878

AMERICAN APPRAISAL ASSOCIATES, INC.                      INCOME APPROACH PAGE 37
BARRINGTON PLACE, WESTLAKE, OHIO

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE    VALUE       ROUNDED    $/UNIT   $/SF
-------------------------------------------------
  8.50%   $9,836,645  $9,800,000  $59,756  $66.90
  8.75%   $9,552,569  $9,600,000  $58,537  $65.54
  9.00%   $9,284,276  $9,300,000  $56,707  $63.49
  9.25%   $9,030,484  $9,000,000  $54,878  $61.44
  9.50%   $8,790,051  $8,800,000  $53,659  $60.08
  9.75%   $8,561,947  $8,600,000  $52,439  $58.71
 10.00%   $8,345,248  $8,300,000  $50,610  $56.66

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $9,000,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis     $9,400,000
Direct Capitalization Method      $9,000,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $9,200,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 38
BARRINGTON PLACE, WESTLAKE, OHIO

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                        Not Utilized
Sales Comparison Approach            $  9,500,000
Income Approach                      $  9,200,000
Reconciled Value                     $  9,400,000

The Direct Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 2, 2003 the market value of the fee simple estate in the property is:

                                   $9,400,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
BARRINGTON PLACE, WESTLAKE, OHIO

                                    ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BARRINGTON PLACE, WESTLAKE, OHIO

                                    EXHIBIT A
                              SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
BARRINGTON PLACE, WESTLAKE, OHIO

                               SUBJECT PHOTOGRAPHS

        [EXTERIOR - ENTRANCE AND                  [STREET SCENE - DETROIT
        LEASING OFFICE PICTURE]                   ROAD EASTBOUND PICTURE]


       [EXTERIOR - POOL PICTURE]           [EXTERIOR - TYPICAL BUILDING PICTURE]


[INTERIOR - TYPICAL LIVING AREA PICTURE]   [INTERIOR - TYPICAL KITCHEN PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BARRINGTON PLACE, WESTLAKE, OHIO

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BARRINGTON PLACE, WESTLAKE, OHIO

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES


       COMPARABLE I-1               COMPARABLE I-2           COMPARABLE I-3
        THE ARBORS                  REMINGTON APTS.           THE POLO CLUB
1575 Hunter's Chase Drive         27701 Detroit Road         14400 Howe Road
      Westlake, Ohio                Westlake, Ohio          Strongsville, Ohio

       [PICTURE]                      [PICTURE]                 [PICTURE]

      COMPARABLE I-4
MADISON AT BUTTERNUT RIDGE
 5800 Great Northern Blvd                N/A
   North Olmstead, Ohio

       [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BARRINGTON PLACE, WESTLAKE, OHIO

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                      COMPARABLE
  DESCRIPTION                                           SUBJECT                                         R - 1
  -----------                                           -------                                       ----------
  Property Name                   Barrington Place                                   Hunter's Chase
  Management Company              Aimco                                              Richland Communities
LOCATION:
  Address                         28670 Detroit Road                                 1575 Hunter's Chase Drive
  City, State                     Westlake, Ohio                                     Westlake, Ohio
  County                          Cuyahoga                                           Cuyahoga
  Proximity to Subject                                                               Adjacent to Subject Property
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          146,478                                            208,906
  Year Built                      1988                                               1986
  Effective Age                   10                                                 10
  Building Structure Type         Vinyl siding walls; composition shingle roof       Vinyl siding walls; composition shingle roofs
  Parking Type (Gr., Cov., etc.)  Open, Covered, Garage                              Open, Covered, Garage
  Number of Units                 164                                                244
  Unit Mix:                               Type            Unit   Qty.    Mo. Rent         Type              Unit    Qty.      Mo.
                                  1 1Br/1Ba - 1A10          662  20        $616      1 1Br/1Ba                676    50      $699
                                  2 1Br/1Ba - 1B10          730  28        $682      4 1Br/1Ba w/Den          841    50      $799
                                  3 1Br/1Ba - 1C10          740   4        $639      6 2Br/1Ba                848    72      $809
                                  4 1Br/1Ba - 1D10          819   8        $709      8 2Br/2Ba              1,000    72      $839
                                  5 2Br/1Ba - 2A10          819  13        $708
                                  6 2Br/1Ba - 2B10          937  31        $714
                                  7 2Br/1Ba - 2C10        1,015   4        $773
                                  8 2Br/2Ba - 2A20        1,044  44        $771
                                  9 2Br/2Ba - 2B20        1,133  12        $899
  Average Unit Size (SF)          893                                                856
  Unit Breakdown:                  Efficiency         0%   2-Bedroom         63%      Efficiency          0%     2-Bedroom     59%
                                   1-Bedroom         37%   3-Bedroom                  1-Bedroom          41%     3-Bedroom      0%
CONDITION:                        Good                                               Good
APPEAL:                           Good                                               Good
AMENITIES:
  Unit Amenities                          Attach. Garage         Vaulted Ceiling            Attach. Garage           Vaulted Ceiling
                                  X       Balcony          X     W/D Connect.        X      Balcony             X    W/D Connect.
                                  X       Fireplace              Other               X      Fireplace                Other
                                  X       Cable TV Ready                             X      Cable TV Ready
  Project Amenities               X       Swimming Pool                              X      Swimming Pool
                                          Spa/Jacuzzi            Car Wash            X      Spa/Jacuzzi              Car Wash
                                          Basketball Court X     BBQ Equipment              Basketball Court         BBQ Equipment
                                          Volleyball Court       Theater Room               Volleyball Court         Theater Room
                                          Sand Volley Ball X     Meeting Hall        X      Sand Volley Ball    X    Meeting Hall
                                  X       Tennis Court           Secured Parking     X      Tennis Court             Secured Parking
                                          Racquet Ball           Laundry Room               Racquet Ball             Laundry Room
                                          Jogging Track    X     Business Office            Jogging Track       X    Business Office
                                  X       Gym Room                                   X      Gym Room
                                  X       Sauna                                             Sauna
                                  X       Tanning Bed                                       Tanning Bed
OCCUPANCY:                        96%                                                95%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                                     6 to 15 Months
  Concessions                     1 Month Free                                       1 Month Free
  Pet Deposit                     $200 - $300                                        $200 - $400
  Utilities Paid by Tenant:       X       Electric         X     Natural Gas         X      Electric            X    Natural Gas
                                  X       Water                  Trash               X      Water                    Trash
  Confirmation                    May 2, 2003; Monica Yager (PM)                     May 2, 2003; Monica Yager and Richland
  Telephone Number                (440) 892-4747                                     (440) 892-4747
NOTES:                                                                               This property was sold in late 2002, and was
                                                                                      formerly known as The Arbors.

COMPARISON TO SUBJECT:                                                               Slightly Superior

                                                     COMPARABLE                                          COMPARABLE
   DESCRIPTION                                         R - 2                                                R - 3
   -----------                                       ----------                                          ----------
  Property Name                   Remington                                           Sturbridge Square Apts
  Management Company              Lincoln Apartments                                  Lincoln Apartments
LOCATION:
  Address                         27701 Detroit Road                                  1500 Westford Circle
  City, State                     Westlake, Ohio                                      Westlake, Ohio
  County                          Cuyahoga                                            Cuyahoga
  Proximity to Subject            1/4 Mile to the East                                1/2 Mile to the West
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)          252,309                                             259,650
  Year Built                      1991                                                1987
  Effective Age                   10                                                  10
  Building Structure Type         Vinyl siding walls; composition shingle roofs       Vinyl siding walls; composition shingle roofs
  Parking Type (Gr., Cov., etc.)  Open, Covered, Garage                               Open, Covered, Garage
  Number of Units                 283                                                 278
  Unit Mix:                                Type            Unit    Qty.         Mo.            Type          Unit   Qty.       Mo.
                                  3 1Br/1Ba - Type 1         696    40        $  739  1 1Br/1Ba - Type 1       662   35      $  720
                                  2 1Br/1Ba - Type 2         749    71        $  769  2 1Br/1Ba - Type 2       730   35      $  750
                                  2 1Br/1Ba - Type 3         839    50        $  779  4 1Br/1Ba w/Den          819   35      $  845
                                  8 2Br/2Ba - Type 1       1,014    58        $  925  5 2Br/1Ba                937   30      $  888
                                  9 2Br/2Ba - Type 2       1,102    64        $1,029  8 2Br/2Ba - Type 1     1,028   45      $  925
                                                                                        2Br/2Ba - Type 2     1,037   47      $  970
                                                                                        2Br/2Ba - Type 3     1,098   25      $1,047
                                                                                        2Br/2Ba - Type 4     1,234   25      $1,180
  Average Unit Size (SF)          892                                                 934
  Unit Breakdown:                  Efficiency          0%     2-Bedroom        43%     Efficiency         0%     2-Bedroom       62%
                                   1-Bedroom          57%     3-Bedroom         0%     1-Bedroom         38%     3-Bedroom        0%
CONDITION:                        Good                                                Good
APPEAL:                           Good                                                Very Good
AMENITIES:
  Unit Amenities                  X        Attach. Garage    X      Vaulted Ceiling   X       Attach. Garage    X    Vaulted Ceiling
                                  X        Balcony           X      W/D Connect.      X       Balcony           X    W/D Connect.
                                  X        Fireplace                Other             X       Fireplace              Other
                                  X        Cable TV Ready                             X       Cable TV Ready
  Project Amenities               X        Swimming Pool                              X       Swimming Pool
                                  X        Spa/Jacuzzi              Car Wash                  Spa/Jacuzzi       X    Car Wash
                                           Basketball Court         BBQ Equipment             Basketball Court       BBQ Equipment
                                           Volleyball Court         Theater Room              Volleyball Court       Theater Room
                                           Sand Volley Ball  X      Meeting Hall      X       Sand Volley Ball  X    Meeting Hall
                                           Tennis Court             Secured Parking   X       Tennis Court           Secured Parking
                                  X        Racquet Ball             Laundry Room      X       Racquet Ball      X    Laundry Room
                                           Jogging Track     X      Business Office           Jogging Track     X    Business Office
                                  X        Gym Room                                   X       Gym Room
                                           Sauna                                              Sauna
                                  X        Tanning Bed                                X       Tanning Bed
OCCUPANCY:                        95%                                                 94%
LEASING DATA:
  Available Leasing Terms         6 to 15 Months                                      3 to 12 Months
  Concessions                     1 Month Free                                        1 Month Free
  Pet Deposit                     $300                                                $300
  Utilities Paid by Tenant:       X        Electric          X      Natural Gas       X       Electric          X    Natural Gas
                                  X        Water                    Trash             X       Water                  Trash
  Confirmation                    May 2, 2003; Monica Yager and Lincoln Apts.         May 2, 2003; Monica Yager and Lincoln Apts.
  Telephone Number                (440) 892-4747                                      (440) 892-4747
NOTES:                            This property was sold in late 2001.                None

COMPARISON TO SUBJECT:            Slightly Superior                                   Similar

                                                                    COMPARABLE
   DESCRIPTION                                                        R - 4
   -----------                                                      ----------
  Property Name                                   Village in the Park
  Management Company                              Western Reserve
LOCATION:
  Address                                         27433 Detroit Road
  City, State                                     Westlake, Ohio
  County                                          Cuyahoga
  Proximity to Subject                            1/4 Mile to the East
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)                          303,369
  Year Built                                      1975
  Effective Age                                   20
  Building Structure Type                         Brick siding walls; built-up roofs
  Parking Type (Gr., Cov., etc.)                  Open, Covered, Garage
  Number of Units                                 348
  Unit Mix:                                        Type                      Unit   Qty.       Mo.
                                                  1 1Br/1Ba                   662    87       $647
                                                  5 2Br/1Ba                   825    87       $760
                                                    2Br/1.5Ba                 950    87       $770
                                                  7 2Br/2Ba                 1,050    87       $830
  Average Unit Size (SF)                          872
  Unit Breakdown:                                  Efficiency          0%    2-Bedroom          75%
                                                   1-Bedroom          25%    3-Bedroom           0%
CONDITION:                                        Slightly Superior
APPEAL:                                           Good
AMENITIES:
  Unit Amenities                                          Attach. Garage             Vaulted Ceiling
                                                  X       Balcony           X        W/D Connect.
                                                          Fireplace                  Other
                                                  X       Cable TV Ready
  Project Amenities                               X       Swimming Pool
                                                  X       Spa/Jacuzzi                Car Wash
                                                          Basketball Court           BBQ Equipment
                                                  X       Volleyball Court           Theater Room
                                                          Sand Volley Ball  X        Meeting Hall
                                                  X       Tennis Court               Secured Parking
                                                          Racquet Ball      X        Laundry Room
                                                          Jogging Track     X        Business Office
                                                  X       Gym Room
                                                          Sauna
                                                          Tanning Bed
OCCUPANCY:                                        99%
LEASING DATA:
  Available Leasing Terms                         6 to 15 Months
  Concessions                                     1 Month Free
  Pet Deposit                                     $200 - $300
  Utilities Paid by Tenant:                       X       Electric          X        Natural Gas
                                                  X       Water                      Trash
  Confirmation                                    May 2, 2003; Monica Yager (PM) and Western
  Telephone Number                                (440) 892-4747
NOTES:                                            Specific unit counts and unit sizes were not
                                                  made available to the appraiser. The unit count
                                                  (by type) and total area measurements are
                                                  estimated.

COMPARISON TO SUBJECT:                            Inferior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
BARRINGTON PLACE, WESTLAKE, OHIO

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

      COMPARABLE R-1                COMPARABLE R-2             COMPARABLE R-3
      HUNTER'S CHASE                   REMINGTON          STURBRIDGE SQUARE APTS
1575 Hunter's Chase Drive         27701 Detroit Road        1500 Westford Circle
      Westlake, Ohio                Westlake, Ohio             Westlake, Ohio

        [PICTURE]                     [PICTURE]                 [PICTURE]

      COMPARABLE R-4
   VILLAGE IN THE PARK
    27433 Detroit Road
      Westlake, Ohio

       [PICTURE]                        N/A

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BARRINGTON PLACE, WESTLAKE, OHIO

                                    EXHIBIT C
                      ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BARRINGTON PLACE, WESTLAKE, OHIO

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BARRINGTON PLACE, WESTLAKE, OHIO

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
BARRINGTON PLACE, WESTLAKE, OHIO

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the American Society of Appraisers or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
BARRINGTON PLACE, WESTLAKE, OHIO

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Richard Mupo provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                           -s- Brian Johnson
                                           -------------------------------------
                                                     Brian Johnson, MAI
                                           Managing Principal, Real Estate Group

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BARRINGTON PLACE, WESTLAKE, OHIO

                                    EXHIBIT E
                          QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
BARRINGTON PLACE, WESTLAKE, OHIO

                                        F. BRIAN JOHNSON, MAI
                            MANAGING PRINCIPAL, REAL ESTATE ADVISORY GROUP

POSITION F. Brian Johnson is the Managing Principal of the New York Real Estate Advisory Group of American Appraisal Associates, Inc. ("AAA").

EXPERIENCE

  Valuation           Mr. Johnson has completed appraisals for securitization
                      and pension funds/insurance industries. Analyses he has performed involve various types of investment-grade real estate throughout the continental United States including apartments, cooperatives, hotels, industrial and research and development parks, office buildings, regional shopping centers, and undeveloped acreage.

                      Additional experience includes the valuation of existing and proposed investment-grade real estate, market and feasibility studies and offering memorandums for debt placement, equity investments and acquisitions, and disposition analysis.

  Court Mr. Johnson is qualified as an expert witness for the New Jersey Supreme Court.

  Business Mr. Johnson joined AAA in 1998 and was promoted to his current position in 1999. Prior to joining AAA, Mr. Johnson was a Senior Vice President at Koeppel Tener Real Estate Services and a Vice President at L. W. Ellwood & Co.

EDUCATION             Fairleigh Dickinson
                        Bachelor of Science - Finance

STATE CERTIFICATIONS  State of New Jersey, General Appraiser, #42RG00158300

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AMERICAN APPRAISAL ASSOCIATES, INC.                                   EXHIBIT E
COLONY OF SPRINGDALE, SPRINGDALE, OHIO

PROFESSIONAL AFFILIATIONS       Appraisal Institute, MAI Designated Member

VALUATION AND SPECIAL COURSES   Several courses are completed on an annual basis
                                as part of the continuing education requirements of the Appraisal Institute. In addition, Mr.
                                Johnson attends real estate and financial industry-related conferences and seminars.

PUBLICATIONS                    "Operational Items to Consider When Appraising a
                                Regional Mall," Appraisal Journal, 1991

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AMERICAN APPRAISAL ASSOCIATES, INC.
BARRINGTON PLACE, WESTLAKE, OHIO

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
BARRINGTON PLACE, WESTLAKE, OHIO

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.